Exhibit 99.1

Ramco-Gershenson Announces Appointment of Gregory R. Andrews as New Chief Financial Officer

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--February 17, 2010--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today the appointment of Gregory R. Andrews as Chief Financial Officer (“CFO”), effective on or before March 31, 2010. Mr. Andrews has over 20 years of real estate experience and has previously held CFO and executive management positions with another publicly traded REIT and a well-known investment advisory firm, Green Street Advisors. Mr. Andrews was also a Vice President in the commercial real estate group at Bank of America.

“We are delighted to welcome Greg to our Company,” said Dennis Gershenson, President and Chief Executive Officer. “Greg has a proven track record in our industry and extensive real estate and executive level experience that we feel will be invaluable in helping Ramco-Gershenson achieve all of its stated goals, including strengthening the balance sheet and improving our core shopping center performance.”

Mr. Andrews holds a MBA in Finance from UCLA Anderson School of Management, a Master of Architecture from the University of Maryland, and a Bachelor of Arts from Princeton University.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 88 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot
Director of Investor Relations and Corporate Communications
248-592-6202